EXHIBIT 99.1

NEWS RELEASE	CONTACT:	Michael McNeil, President
HMN Financial, Inc. (507) 535-1202
FOR IMMEDIATE RELEASE
HMN FINANCIAL PARTICIPATES IN U.S. TREASURY’S CAPITAL PURCHASE PROGRAM
     ROCHESTER, MINNESOTA, December 23, 2008 — HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the holding company for Home Federal Savings Bank (the Bank), announced today it has successfully completed the sale of $26.0 million in preferred stock and related warrant to the United States Treasury Department. This transaction is part of Treasury’s capital purchase program under the Emergency Economic Stabilization Act of 2008. Under the terms of the transaction, the Company issued 26,000 shares of cumulative perpetual preferred stock and a warrant to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share.
     The preferred shares are entitled to a 5% annual cumulative dividend for each of the first five years of the investment, increasing to 9% thereafter, unless HMN redeems the shares. The preferred stock can’t be redeemed for a period of three years from the date of the Treasury investment, except with the proceeds of certain qualifying offerings of Tier 1 capital. After three years, the preferred stock may be redeemed in whole or in part, at par plus accrued and unpaid dividends. The preferred stock is non-voting, other than certain class voting rights. The warrant may be exercised at any time over its ten-year term. Treasury has agreed not to vote any shares of common stock acquired upon exercise of the warrant. Without the consent of Treasury, for three years following issuance of the preferred stock, HMN cannot (i) increase the rate at which it pays dividends on its common stock in excess of the rate at which it last declared a quarterly common stock dividend, or $0.25 per share, or (ii) subject to certain exceptions, repurchase any shares of HMN common stock outstanding.
     Both the preferred securities and the warrant will be accounted for as Tier 1 capital. The Bank’s risk-based capital ratio (the ratio of risk-based capital to risk-weighted assets) was 10.54% at September 30, 2008, which is above the regulatory capital requirements of 10.0% for a “well capitalized” bank. If this additional capital had been included in the Bank’s capital calculation at September 30, 2008, the Bank’s risk based capital ratio would have increased to 13.5% as risk-based capital would have increased by $26.0 million from $91.5 million to $117.5 million and risk-weighted assets would have remained at $867.8 million.
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     “This investment will further enhance our already well-capitalized position,” said Michael McNeil, President and CEO. “Our ability to meet the needs of our customers and the communities we serve will be further strengthened by these funds. Additional capital should also benefit shareholders by providing funding that should enable us to expand our market share and build shareholder value.”
General Information
     HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates eleven full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices in Rochester and Sartell, Minnesota. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota.
Safe Harbor Statement
     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with matters that do not relate strictly to historical facts. Words such as “anticipate”, “believe”, “expect”, “intend”, “would”, “could”, “should”, “estimate”, “project” and similar expressions, as they relate to the Company, are intended to identify such forward-looking statements. These statements include, but are not limited to those relating to the continuation of the Bank’s well-capitalized position, the Company’s ability to serve the needs of its customers, expand its market share and build shareholder value with the proceeds of the preferred stock investment by the United States Treasury, the adequacy of available liquidity to the Bank, the future outlook for the Company, the result of actions being taken by national and world leaders stabilizing the global economy and assuring consumer and business access to credit, any future dividends, and the Company’s financial expectations for earnings and interest income. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.
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